Exhibit 99.1

[On Letterhead of The Peoples Banctrust Company, Inc.]

April 9, 2007

Dear Shareholder,

On March 21, 2007, the Board of Directors of The Peoples Banctrust Company, Inc. (“Peoples”) announced that, following a review of Peoples’ strategic alternatives, the Board had determined that Peoples could best maximize shareholder value by continuing to operate independently. Because the Board believes there has been material misinformation about Peoples disseminated by Richard P. Morthland (a former CEO of Peoples), the Board is writing to provide you with further information and background on how and why the Board, after careful consideration, reached its conclusion.

On December 8, 2006, Peoples announced that it had retained Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”) to assist the Board in evaluating strategic alternatives. Sandler O’Neill is one of the largest investment banking firms exclusively serving banks and other financial institutions. From December through March, the Board, assisted by its legal advisers and Sandler O’Neill, conducted an extensive review of alternative strategies available to Peoples and in the best interest of our shareholders. Among other things, Sandler O’Neill conducted a broad solicitation of other banks seeking indications of interest to buy Peoples.

As Peoples was in the process of retaining Sandler O’Neill, Peoples received an unsolicited proposal from another bank holding company to acquire Peoples at a substantial premium. This proposal was instigated by Mr. Morthland who previously had indicated to this bank holding company his willingness to sell his Peoples stock at a price of at least equal to that of the proposal. Peoples engaged in discussions with that prospective acquirer and was advised that approximately 85% of the purchase price would be paid in stock of the acquiring bank holding company. As discussions proceeded, and before Peoples received financial and other information material to an evaluation of the offer, the prospective acquiror’s stock price declined approximately 15%. In March, the proposal was withdrawn by the potential purchaser because of that decline. Any information you may have heard that Peoples declined any offer is simply false.

As previously announced, the Board has determined that shareholder value can best be maximized by continuing to operate independently. Peoples is pursuing a business strategy and has developed a formal business plan to enhance shareholder value by focusing on initiatives that include:

•	Expanding lending operations and activities and emphasizing strategic hires.

•	Expanding our footprint into strategic locations with superior demographics for growth.

•	Continued attention to our operating expenses.

Many of these efforts were initiated in 2006 and are reflected in our results for that year. In 2006, we grew our loan portfolio 28%, resulting in record net income levels and 21% growth in earnings per share. These results are in stark contrast to the results under Mr. Morthland’s tenure as CEO. During the last five years under Mr. Morthland, the value of a share of Peoples stock declined from $21.93 to $11.65. In addition, significant efforts were necessary to restructure our loan portfolio after his departure. The renewed vitality brought to our banking business and employees has been spearheaded by Don Giardina, our new CEO, who has worked in the Alabama banking market for 23 years. We see a unique opportunity to grow, particularly given the disruption in our market as a result of merger activity involving Alabama’s largest banks.

The Board conducted a thorough process with respect to its review of both available strategic alternatives and the unsolicited proposal to acquire Peoples. We want to reiterate that the proposal was not rejected by us, but withdrawn by the offeror because it determined it no longer desired to make the acquisition in view of its depressed stock price. Prior to the withdrawal, we made no decision regarding the proposal because the acquiror had not provided the Board with the information we requested concerning the acquiror that was necessary for us to make an informed decision on your behalf. Should other acquisition proposals be received, your Board would carefully and thoroughly consider them as well. Rest assured that as fellow shareholders we are fully committed to maximizing the value of your investment.

Sincerely yours,

Ted M. Henry
Chairman of the Board
For the Board of Directors